Exhibit 12.1

WEBSTER FINANCIAL CORPORATION

Ratios of Earnings to Fixed Charges		Nine Months Ended September 30, 2008	Years Ended December 31,
(Dollars in thousands)			2007		2006		2005		2004		2003
INCLUDING INTEREST ON DEPOSITS:
Pre-tax income from continuing operations, as reported		$(20,108)	$158,784		$192,820		$267,569		$216,867		$238,827
Fixed charges before preferred stock dividend		281,549	488,266		507,051		355,369		264,810		246,062

Earnings	(A)	$261,441	$647,050		$699,871		$622,938		$481,677		$484,889

Interest on short-term borrowings and deposits		$213,718	$391,677		$389,010		$248,686		$153,741		$134,082
Interest on long-term debt, including amortization of debt issuance costs		67,183	95,726		117,178		105,820		110,206		111,117
Interest Expense on Webster Preferred Capital Corp. preferred shares		648	863		863		863		863		863

Fixed charges before preferred stock dividend		281,549	488,266		507,051		355,369		264,810		246,062
Preferred stock dividend		4,994	—		—		—		—		—

Fixed charges	(B)	$286,543	$488,266		$507,051		$355,369		$264,810		$246,062

Consolidated ratios of earnings to fixed charges, including interest on deposits	(A)/(B)	—	1.33	x	1.38	x	1.75	x	1.82	x	1.97	x

Deficiency in earnings available to cover fixed charges (1)		$25,102	—		—		—		—		—

EXCLUDING INTEREST ON DEPOSITS:
Pre-tax income from continuing operations, as reported		$(20,108)	$158,784		$192,820		$267,569		$216,867		$238,827
Fixed charges before preferred stock dividend		88,521	126,959		196,852		166,932		144,204		134,751

Earnings	(C)	$68,413	$285,743		$389,672		$434,501		$361,071		$373,578

Interest on short-term borrowings		$20,690	$30,370		$78,811		$60,249		$33,135		$22,771
Interest on long-term debt, including amortization of debt issuance costs		67,183	95,726		117,178		105,820		110,206		111,117
Interest Expense on Webster Preferred Capital Corp. preferred shares		648	863		863		863		863		863

Fixed charges before preferred stock dividend		88,521	126,959		196,852		166,932		144,204		134,751
Preferred stock dividend		4,994	—		—		—		—		—

Fixed charges	(D)	$93,515	$126,959		$196,852		$166,932		$144,204		$134,751

Consolidated ratios of earnings to fixed charges, excluding interest on deposits	(C)/(D)	—	2.25	x	1.98	x	2.60	x	2.50	x	2.77	x

Deficiency in earnings available to cover fixed charges (1)		$25,102	—		—		—		—		—

(1)	Included if the ratio is less than a one-to-one coverage.